Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249316 and No. 333-251958) and Form S-8 (No. 333-249313, No. 333-238582 and No. 333-264163) of Summit Therapeutics Inc. of our report dated March 31, 2021 relating to the financial statements, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
December 21, 2022